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                                                                   EXHIBIT 10.14

                         GENERAL NUTRITION, INCORPORATED

          GNC LIVE WELL LATER NON-QUALIFIED DEFERRED COMPENSATION PLAN

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General Nutrition, Incorporated (the "Employer"), hereby adopts the GNC Live
Well Later Non-qualified Deferred Compensation Plan (the "Plan") for the benefit of a select group of management or highly compensated employees. This Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended. This Plan is effective February 1, 2002.

                                    ARTICLE 1
                                   DEFINITIONS

1.1 ACCOUNT. The bookkeeping account established for each Participant as provided in Section 5.1 hereof.

1.2 ADMINISTRATOR. The Employer shall administer the Plan under the auspices of the Retirement Committee consisting of the Chief Financial Officer, the General Counsel, the Vice President of Tax, the Vice President of Human Resources and the Benefits Director .

1.3 BENEFICIARY. The person, persons, trust or other entity a Participant designates by written revocable designation filed with the Administrator to receive payments in event of his or her death.

1.4      BOARD. The Board of Directors of the Employer.

1.5 BONUS. Compensation which is designated as such by the Employer and which relates to services performed during an incentive period by an Eligible Employee in addition to his or her Salary, including any pretax elective deferrals from said Bonus to any Employer sponsored plan that includes amounts deferred under a Deferral Election or a qualified cash or deferred arrangement under Code Section 401(K) or cafeteria plan under Code Section 125.

1.6      CODE. The Internal Revenue Code of 1986, as amended.

1.7 COMPENSATION. The Participant's earned income, including Salary and Bonus from the Employer.

1.8 DEFERRALS. The portion of Compensation that a Participant elects to defer in accordance with Section 3.1 hereof.

1.9 DEFERRAL ELECTION. The separate written agreement, submitted to the Administrator, by which an Eligible Employee agrees to participate in the Plan and make Deferrals thereto. The Deferral Election will specify the amount of Compensation that a Participant chooses to defer.

1.10 DISABILITY. Any medically determinable physical or mental disorder that renders a Participant incapable of continuing in the employment of the Employer in his or her regular duties of employment, as determined by the Administrator in its sole discretion.

1.11     EFFECTIVE DATE. February 1, 2002

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1.12     ELIGIBLE EMPLOYEE. Each employee designated by the Administrator pursuant to Section 2.1 as eligible to participate in the Plan.

1.13     EMPLOYEE. Any person employed by the Employer.

1.14 EMPLOYER. General Nutrition, Incorporated and any directly or indirectly affiliated subsidiary corporations, any other affiliate designated by the Board, or any successor to the business thereof; excluding Nutricia Manufacturing USA Inc, Rexall Sundown, Inc. and its subsidiaries and Unicity Network, Inc. and its subsidiaries, unless such affiliates are specifically included by the Board.

1.15     ENROLLMENT PERIOD

         a) For individuals who are Eligible Employees prior to the commencement of a given Plan Year, Enrollment Period means the period set by the Administrator, which ends prior to the first day of a Plan Year.

         b) With respect to an Eligible Employee designated as such by the Employer effective as of any day after the first day of a Plan Year, Enrollment Period means the period beginning with the date of his/her designation as an Eligible Employee, and ending prior to the first day such Eligible Employee's participation in the Plan commences.

1.16 FINANCIAL HARDSHIP Financial Hardship means a severe financial hardship of the Participant resulting from a disability of the Participant, a sudden and unexpected illness or accident of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant. Financial Hardship shall be determined by the Retirement Committee based on such standards as are, from time to time, established by the Retirement Committee, and such determination shall be the sole discretion of the Retirement Committee.

1.17 INVESTMENT INDEX. Each Investment Index, which serves as a means to measure value, will determine increases or decreases with respect to a Participant's Accounts. For purposes of this Plan, the Investment Index will be fixed to separate account unit values of applicable variable life insurance policy(s) purchased by the Administrator on the Participant's life.

1.18     MATCHING CONTRIBUTION. An Employer contribution as described in Section
         3.2 hereof.

1.19     NORMAL RETIREMENT AGE. Participant's attainment of 65 years of age.

1.20     PARTICIPANT. An Eligible Employee who is a Participant as defined in
         Article 2.

1.21     PLAN. GNC Live Well Later Non-qualified Deferred Compensation Plan.

1.22     PLAN YEAR. January 1, through December 31 for each subsequent Plan
         Year.

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1.23     RETIREMENT. Retirement means the termination of the Participant's employment or contract with the Employer for any reason other than death or Disability upon the occurrence of any one of the following:

         (a)      at Normal Retirement Age; or

         (b) if the Participant has at least ten (10) Years of Service with the Employer at any time after attaining age 55.

1.24 SALARY. An Eligible Employee's base salary rate or rates in effect at any time during a Plan Year, including any pretax elective deferrals from said Salary to any Employer sponsored plan that includes amounts deferred under a Deferral Election or a qualified cash or deferred arrangement under Code Section 401(K) or cafeteria plan under Code
         Section 125.

1.25 TRUST. The agreement between the Employer and the Trustee under which the assets of the Plan are held, administered and managed, which shall conform to the terms of Rev. Proc. 92 - 64.

1.26 TRUSTEE. Sample Employer Trust Department, or such other successor that shall become trustee pursuant to the terms of the Plan.

1.27 YEARS OF SERVICE. A Participant's "Years of Service" shall be measured by the total number of full twelve (12) month periods that an individual has been an Employee.

                                    ARTICLE 2
                                  PARTICIPATION

2.1 DESIGNATION AS ELIGIBLE EMPLOYEE. The Administrator shall from time to time specify one or more persons from a select group of management or highly compensated employees as Eligible Employees. Such specification shall be in writing, with a copy delivered to the Employer and the person designated as eligible, and shall set the date as of when the person becomes eligible.

         An Eligible Employee who is unable to pass a medical underwriting examination prior to the purchase of their applicable variable life insurance policy shall not be eligible for any Death Benefit under this Plan as provided for in Section 6.4 below. An Eligible Employee, who is ineligible to receive a Death Benefit under this Plan, shall remain an Eligible Employee for all other facets of this Plan unless otherwise provided by the Administrator.

         For the initial Plan Year, and for subsequent Plan Years until the Administrator otherwise directs, an Eligible Employee shall mean each
         Employee:

         (a)      who is designated as such by the Employer; and

         (b) is considered within a select group of management or highly compensated employees.

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         An individual's designation as an Eligible Employee may be revoked at any time upon written notice of the Administrator to such individual.

2.2 COMMENCEMENT OF PARTICIPATION. Each Eligible Employee shall become a Participant at the earlier of the first day of the Plan Year or the date on which his or her Deferral Election first becomes effective.

2.3      LOSS OF ELIGIBLE EMPLOYEE STATUS.

         (a) A Participant who is no longer an Eligible Employee shall not be permitted to submit a Deferral Election and all Deferrals for such Participant shall cease as of the end of the Plan Year in which such Participant is determined to no longer be an Eligible Employee.

         Amounts credited to the Account of a Participant described in subsection (a) shall continue to be held, pursuant to the terms of the Plan and shall be distributed as provided in Article 6.

         A Participant who is no longer an Eligible Employee shall continue to receive quarterly statements, and shall retain the right to make changes in investment selection according to Section 5.2.

                                    ARTICLE 3
                                  CONTRIBUTIONS

3.1      DEFERRALS.

         (a) On an annual basis, each Participant may authorize the Employer to reduce his/her future Compensation by a percentage not to exceed an amount allowed for the Plan Year as established by the Employer, and to have a corresponding amount credited to his/her Account, in accordance with Article 5, by filing a Deferral Agreement with the Administrator during his/her initial Enrollment Period or any subsequent Enrollment Period preceding the Plan Year during which such Compensation will be earned.

         (b) Each Eligible Employee shall deliver an annual Deferral Election to the Employer before any Deferrals can become effective. Such Deferral Election shall be void with respect to any Deferral unless submitted before the beginning of the Plan Year during which the amount to be deferred will be earned; provided, however, that in the year in which the Plan is first adopted or an Employee is first eligible to participate, such Deferral Election shall be filed within thirty (30) days of the date on which the Plan is adopted or the date on which an Employee is first eligible to participate, respectively, with respect to Compensation earned during the remainder of the calendar year.

         (c) In the event that a Participant submits a Deferral Agreement to the administrator that in the sole discretion of the Retirement Committee is incomplete or inaccurate, the Retirement Committee shall be authorized to assume the following, and such assumptions shall be communicated to the
                  Participant:

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                  i)       If no Benefit Allocation is listed - assume
                           Retirement Account was selected;

                  ii) If Benefit Allocation listed equals less than 100% - assume balance is deferred into Retirement Account;

                  iii) If Benefit Allocation listed equals more the 100% - assume proportionate reduction to each Benefit Allocation selected;

                  iv) If no Portfolio is selected - assume Money Market fund was selected;

                  v) If Portfolio selected equals less than 100% - assume Money Market fund was selected for the balance;

                  vi) If Portfolio selected equals more than 100% - assume proportionate reduction in each Portfolio selected;

                  vii) If no Benefit Distribution is elected - assume lump sum of In-service Distribution Account and 5 year for Retirement Account;

                  viii) If no time payment for In-service Distribution Account - assume the earliest possible date available under the provisions of the Plan.

         (d) The Deferral Election shall, subject to the limitation set forth in Section 3.1(a) hereof, designate the amount of Compensation deferred by each Participant, the Beneficiary or Beneficiaries of the Participant and such other items as the Administrator may prescribe. Such Deferral Elections shall remain effective for the Plan Year.

         (e) The minimum amount of Salary that may be deferred each Plan Year is two hundred dollars ($200.00). Participants may defer a minimum of two percent (2%) and a maximum of twenty-five percent (25%) of their Salary in each Plan Year, subject to the aforementioned minimum deferral amount.

         (f) The minimum amount of Bonus that may be deferred each Plan Year is two thousand dollars ($2000.00). Participants may defer a minimum of two percent (2%) and a maximum of twenty-five percent (25%) of their Bonus in each Plan Year, subject to the aforementioned minimum deferral amount.

3.2 MATCHING CONTRIBUTION. At its sole and absolute discretion, the Employer may elect to make a Matching Contribution to the Account of some or all of the Participants. The amount of the Matching Contribution, if any, shall be determined by the Employer annually and communicated to all Eligible Employees. Such Matching Contribution shall be allocated to the Participant's Account in accordance with
         Section 5.1.

3.3 TIME OF CONTRIBUTIONS. Deferrals and Matching Contributions shall be transferred to the Trust as soon as administratively feasible following the end of each month

3.4 FORM OF CONTRIBUTIONS. All Deferrals and Matching Contributions to the Trust shall be made in the form of cash or cash equivalents of US currency.

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                                    ARTICLE 4
                                     VESTING

4.1 VESTING OF DEFERRALS. A Participant shall have a one hundred percent (100%) vested right to the portion of his or her Account attributable to Deferrals and any earnings on the investment of such Deferrals.

4.2 VESTING OF MATCHING CONTRIBUTIONS. Participants eligible for the Plan as of the initial Plan Year shall have a one hundred percent (100%) vested right to the portions of his or her Account attributable to Matching Contributions. Participants who become eligible to participate subsequent to the initial Plan Year will be one hundred percent (100%) vested right to the portions of his or her Account attributable to Matching Contributions only after completion of one (1) year of service with the Employer.

4.3 VESTING IN EVENT OF CHANGE OF CONTROL. Notwithstanding any provision contained herein to the contrary, in the event that, prior to the time that the entire amount of the Matching Contributions becomes vested a Change of Control occurs, then that portion of the Matching Contributions which has not yet become vested shall immediately become vested to such Participant or such Participant's Beneficiary or estate, as the case may be, as of the date of such Change of Control. For purposes of this Agreement Change of Control means:

         a) a sale of all or substantially all of the assets of the Employer or a Significant Stock Acquisition of the Employer (as hereinafter defined) which is followed, within an eighteen month period, by the Employer (or the acquiring or surviving entity) (A) terminating the Participant's employment with the Employer (or the acquiring or surviving entity); (B) changing the Participant's position with the Employer (or the acquiring or surviving entity) so that the nature and scope of the Participant's duties or his/her responsibilities with the Employer (or the acquiring or surviving entity) are reduced to a level below that which he/she enjoyed immediately prior to such change; or (C) reducing the Participant's Base Salary; or

         b) a sale of all or substantially all of the assets of the Employer or a Significant Stock Acquisition of the Employer (as hereinafter defined) which is preceded within a six month period by the Employer terminating Participant's employment with the Employer without cause.

         c) A Significant Stock Acquisition of the Employer shall have occurred if more than fifty percent (50%) of the votes attributed to the Employer's outstanding equity securities shall be acquired, either directly or indirectly (including but not limited to, a merger) by any corporation, person or persons who act in concert as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended.

         d) A merger, consolidation or other extraordinary transaction to which Royal Numico N.V. (Numico) or any affiliate is a party if the Persons who were stockholders of Numico immediately prior to the transaction do not continue immediately after the transaction to be the beneficial owners in substantially the same proportions of at least a majority of the total combined voting power for elections of directors of the entity or entities which immediately

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                  following the transaction hold at least two-thirds in value of the consolidated total assets of Numico immediately prior to the transaction; or

         e) Any Person becomes the beneficial owner in the aggregate of securities of Numico representing 50% or more of the total combined voting power for election of directors of Numico unless such Person (or a Person owned directly or indirectly by such Person) was the beneficial owner, directly or indirectly, as of the Matching Contribution date applicable to the affected Participant, of 50% or more of the Numico voting securities outstanding as of the Matching Contribution date; or

         f) A majority in value of the consolidated assets of Numico are transferred to any Person or entity that is not an affiliate of Numico; or

         g) the stockholders of Numico approve any plan or proposal for the liquidation of Numico; or

         h) if the Participant is the employee of a subsidiary, Numico shall cease to hold securities of the subsidiary having at least a majority of the total combined voting power for the election of directors of such subsidiary.

4.4 AMOUNTS NOT VESTED. Any amounts credited to a Participant's Account that are not vested at the time of his or her termination of employment with the Employer shall be forfeited.

                                    ARTICLE 5
                                    ACCOUNTS

1.1 ACCOUNTS. The Administrator shall establish and maintain a bookkeeping "Retirement Account" for each Participant. His or her Retirement Account shall be credited with Deferrals (as specified in the Participant's Deferral Election), any Matching Contributions allocable thereto and the Participant's allocable share of any earnings or losses on the foregoing. Each Participant's Account shall be reduced by any distributions made plus any federal, state and/or local tax withholding and any social security withholding tax as may be required by law. Each Participant shall receive a quarterly statement showing the balances in the Participant's Account.

1.2      INVESTMENTS, GAINS AND LOSSES.

         a) assets shall be invested in accordance with written directions from the Employer. Such directions shall provide investment discretion to invest the above-referenced amounts within broad guidelines established by the Employer as set forth therein.

         b) The Administrator shall adjust the amounts credited to each Participant's Account to reflect Deferrals, Matching Contributions, investment experience, distributions and any other appropriate adjustments. Such adjustments shall be made as frequently as is administratively feasible.

         c) A Participant may direct that his or her Retirement Account established pursuant to Section 5.1 may be valued as if they were tied to an Investment Index provided by the Administrator.

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                  A Participant's Retirement Account will be credited with an interest rate equal to the increase or loss, if any, of the appropriate Investment Index. Administrator may provide for the multiple Participant use of a single Investment Index.

1.3 FORFEITURES. Any forfeitures from a Participant's Account shall continue to be held in the Trust, and shall be used to reduce the Employer's future Matching Contributions under the Plan. If no such further contributions will be made, then such forfeitures shall be returned to the Employer.

                                    ARTICLE 6
                                  DISTRIBUTIONS

6.1 DISTRIBUTION ELECTION. Each Participant shall designate on his or her Deferral Election the timing of his or her distribution by indicating the type of account as described under Section 5.1. A Participant may not modify, alter, amend or revoke such designation for a Plan Year after such Plan year begins. Further, amounts in one Account cannot be transferred to another Account. Each Participant shall also designate the manner in which Retirement Account payments shall be made from the choices available under Section 6.2 (a) hereof.

6.2      PAYMENT OPTIONS.

         a) Retirement Account payments shall commence as soon as administratively feasible immediately after the Participant's Retirement. The Participant may elect any one of the following forms of payment so long as the election is made in writing, delivered to the Administrator at least 12 months prior to the year in which the Participant's benefit becomes payable.

                  i) A Participant entitled to a benefit hereunder may elect to receive his/her Retirement Account in substantially equal annual installments over a period of five or ten years. In the event Participant fails to make an election, Section 6.2 (a)(i) shall control Participant's distribution method.

                           The amount of the substantially equal payments described above shall be determined by multiplying the Participant's Retirement Account by a fraction, the denominator of which in the first year of payment equals the number years over which benefits are to be paid, and the numerator of which is one (1).

                           The amounts of the payments for each succeeding year shall be determined by multiplying the Participant's Retirement Account as of the applicable anniversary of the Participant's Retirement Date by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one (1).

                  ii) Single lump-sum distribution of the value of the Participant's Retirement Account as soon as administratively feasible.

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         b)       The vested portion of a Participant's In-Service Account shall be distributed to the Participant upon the date chosen by the Participant in the first Deferral Agreement which designated a portion of the Compensation deferred to be allocated to the In-Service Account but in no event shall the date selected be earlier than the first day of the month of the sixth calendar year following the initial filing of the Deferral Agreement with respect to that In-Service Account. The benefit payment shall be that form selected by the Participant pursuant to section XX. However, if the Participant terminates employment with the Company prior to the date so chosen by the Participant, the vested portion of the In-Service Account shall be added to the Retirement Account as of the date of termination of service and shall be paid in accordance with
                  Section 6.2. Payment shall commence as soon as practical, but in no event later than sixty days after the date selected by the Participant under this Section, and subsequent payments shall be made on the anniversary date of the initial payment.

6.3      COMMENCEMENT OF PAYMENT UPON DISABILITY OR TERMINATION.

         a) Upon the Disability of a Participant, all amounts credited to his or her Account shall be paid to the Participant, in a lump-sum payment, as soon as administratively feasible.

         b) Upon termination of Participant's employment with the Employer for reason other than Retirement, death or Disability, all vested amounts credited to his or her Account shall be distributed to the Participant upon Participant attaining Normal Retirement Age in a lump-sum payment, as soon as administratively feasible.

6.4 HARDSHIP DISTRIBUTIONS Upon a finding that a Participant has suffered a Financial Hardship or disability, the Retirement Committee may, in its sole discretion, amend the existing Deferral Agreement, or make distributions from any of all of the Participant's Accounts. The amount of such distribution shall be limited to the amount reasonable necessary to meet the Participant's needs resulting from the Financial Hardship or disability, an will not exceed the Participant's vested Account balances. If payment is made due to Financial Hardship, the Participant's deferrals under this Plan shall cease for the period of Financial Hardship or disability and for twelve months thereafter. Any resumption of the Participant's deferrals under the Plan after such twelve-month period shall be made only at the election of the Participant in accordance with Article XX herein.

6.5 WITHDRAWAL OF PARTICIPATION The Participant may elect, in the sole discretion of the Participant, to terminate participation in this Plan, and to cause the total vested portion of the Participant's Account balances to be distributed in accordance with Article XX as if the Participant had terminated services with the Company as of the time of the election. Such resulting amount shall be paid to the Participant or the Participant's beneficiary as soon as administratively practical. The Participant, or the Participant's beneficiary, may file such an election at any time prior to the complete payment of benefits due under this Plan. Upon filing of this election, any Deferral Agreement for the current year shall be terminated and the Participant shall be prohibited from participating in this Plan at any time in the future.

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6.6      DEATH BENEFIT. If a Participant dies before Retirement and the Plan is in effect at the that time, his or her Employer will pay or cause to be paid a Death Benefit to such Participant's Beneficiary, as provided for below, in a lump sum payment, as soon as administratively possible. The said Death Benefit shall be the greater of; i) the Participant's Retirement Account balance at the time of death, or ii) fifteen (15) times the Participant's first (1st) Deferral amount up to $500,000, as found in their initial Deferral Election.

         Notwithstanding the immediately preceding paragraph of this Section 6.4, the Employer will pay or cause to be paid the Death Benefit specified therein only if:

         a) at the time of the Participant's death prior to attaining his or her Retirement, Participant was an Employee and had not taken advantage of Retirement; and

         b) the Participant's participation in the Plan, as evidenced by Participant's in force Deferral Election, has been continuous from the date of the Deferral Election to the date of Participant's death; and

         c) the Participant's death was due to causes other than suicide within two (2) years of the date of his or her original Deferral Election or within two (2) years of the date of any amendment to Participant's Deferral Election or any subsequent Deferral Election resulting from an additional Death Benefit granted; but the Participant's suicide shall relieve the Employer only of its obligation to pay that portion of the Death Benefit that was granted within two (2) years prior to the date of such suicide; and

         d) the Participant's death is determined not to be from a bodily or mental cause or causes, information about which was withheld, or knowingly concealed, or falsely provided by the Participant when requested by the Employer to furnish evidence of good health upon the Participant's enrolling in the Plan or upon an application for an increase in benefits because of an increase in Participant's Death Benefit; and

         e) If the Death Benefit is not paid as a result of any Section herein above, Participant's Beneficiary will receive what has accumulated in Participant's Account representing Participant's Deferrals.

         f) Proof of death in such form as determined acceptable by Administrator is furnished.

6.7 MINIMUM DISTRIBUTION. Notwithstanding any provision to the contrary, if the vested balance of a Participant's Account at the time of a termination due to Retirement is less than $10,000.00, then the Participant shall be paid his or her benefits as a single lump sum as soon as administratively feasible following said termination.

6.8 WITHHOLDING; PAYROLL TAXES The Company shall withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payment under local, state or federal law. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Section 3405(a)(2) of the Code, or any successor provision thereto.

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6.9      PAYMENT TO GUARDIAN If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Retirement Committee may direct payment tot he guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Retirement Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Retirement Committee and Company from all liability with respect to such benefit.

                                    ARTICLE 7
                                  BENEFICIARIES

7.1 BENEFICIARIES. Each Participant may from time to time designate one or more persons (who may be any one or more members of such person's family or other persons, administrators, trusts, foundations or other entities) as his or her Beneficiary under the Plan. Such designation shall be made on a form prescribed by the Administrator. Each Participant may at any time and from time to time, change any previous Beneficiary designation, without notice to or consent of any previously designated Beneficiary, by amending his or her previous designation on a form prescribed by the Administrator. If no person shall be designated by the Participant as a Beneficiary, or if the designated Beneficiary shall not survive the Participant, payment of his/her interest shall be made to the Participant's estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated on the applicable form.

7.2      LOST BENEFICIARY.

         a) All Participants and Beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid.

         b) If a Participant or Beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid accordingly or, if a Beneficiary cannot be so located, then such amounts may be forfeited. Any such presumption of death shall be final, conclusive and binding on all parties. Notwithstanding the foregoing, if any such Beneficiary is located within five years from the date of any such forfeiture, such Beneficiary shall be entitled to receive the amount previously forfeited.

7.3 CHANGE IN MARITAL STATUS If the Participant's marital status changes after the Participant has made a beneficiary designation, the following shall apply:

         a) If the participant is married at death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to in the manner prescribed in
                  Section 7.1.

         b) If the Participant is unmarried at death but was married when the designation was made:

                  i) the designation shall be void if the spouse was named beneficiary.

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                  ii)      the designation shall remain valid if a non-spouse
                           beneficiary was named.

         c) If the Participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed in Section 7.1.

                                    ARTICLE 8
                                     FUNDING

7.1 PROHIBITION AGAINST FUNDING. Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and Beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their Beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Employer itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer or the Trust shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

7.2 DEPOSITS IN TRUST. Notwithstanding paragraph 8.1, or any other provision of this Plan to the contrary, the Employer may deposit into the Trust any amounts it deems appropriate to pay the benefits under this Plan. The amounts so deposited may include all contributions made pursuant to a Deferral Election by a Participant along with any Matching Contributions.

7.3      INDEMNIFICATION OF TRUSTEE.

         a) The Trustee shall not be liable for the making, retention, or sale of any investment or reinvestment made by it, as herein provided, nor for any loss to, or diminution of, the Trust assets, unless due to its own negligence, willful misconduct or lack of good faith.

         b) Such Trustee shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Trustee in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Trustee. The Trustee is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

7.4 WITHHOLDING OF EMPLOYEE CONTRIBUTIONS. The Administrator is authorized to make any and all necessary arrangements with the Employer in order to withhold the Participant's Deferrals under

         Section 3.1 hereof from his or her Compensation. The Administrator shall determine the amount and timing of such withholding.

                                    ARTICLE 9
                              CLAIMS ADMINISTRATION

9.1 GENERAL. If a Participant, Beneficiary or his/her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, Beneficiary or his/her representative desires to dispute the decision of the Administrator, he/she must file a written notification of his/her claim with the Administrator.

9.2 CLAIM REVIEW. Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth (in a manner calculated to be understood by the claimant):

         a)       the specific reason or reasons for denial of the claim;

         b) a specific reference to the Plan provisions on which the denial is based;

         c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

         d)       an explanation of the provisions of this Article.

9.4 RIGHT OF APPEAL. A claimant who has a claim denied under Section 9.2 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this section must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under Section 9.2.

9.4 REVIEW OF APPEAL. Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the Administrator shall issue a written decision which shall be binding on all parties subject to Section 9.6 below. The decision shall be written in a manner calculated to be understood by the claimant and shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator's decision shall be issued within sixty
         (60) days after the appeal is filed, except that if a hearing is held the decision may be issued within one hundred twenty (120) days after the appeal is filed.

9.5 DESIGNATION. The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article.

9.6 ARBITRATION. A claimant whose appeal has been denied under Section 9.4 shall have the right to submit said claim to final and binding arbitration in the State of Pennsylvania pursuant to the rules of the American Arbitration Association. Any such requests for arbitration must be filed by written demand to the American Arbitration Association within sixty (60) days after receipt of the decision regarding the appeal. The costs and expenses of arbitration, including the fees of the arbitrators, shall be borne by the losing party. The prevailing party shall recover as expenses all reasonable attorney's fees incurred by it in connection with the arbitration proceeding or any appeals therefrom.

                                   ARTICLE 10
                               GENERAL PROVISIONS

10.1     ADMINISTRATOR.

         a) The Administrator is expressly empowered to limit the amount of compensation that may be deferred; to deposit amounts into trust in accordance with Section 8.2 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

         b)       negligence, willful misconduct or lack of good faith.

         c) The Administrator shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

         d) The Administrator is expressly empowered to purchase life insurance policies on all the Participant's lives as a condition precedent to participation in this Plan. In the event the Administrator is unable to procure life insurance on a Participant's life, the Administrator is expressly empowered to deny participation to that uninsurable Participant, and/or cease implantation of the Plan.

10.2 NO ASSIGNMENT. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge encumbrance or charge, and any such action shall be void for all purposes of the Plan. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachments or other legal process for or against any person, except to such extent as may be required by law.

10.3 NO EMPLOYMENT RIGHTS. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

10.4 INCOMPETENCE. If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another individual for the Participant's benefit without responsibility of the Administrator or the Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator and the Trustee.

10.5 IDENTITY. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer, Administrator, and Trust incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

10.6 OTHER BENEFITS. The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

10.7 NO LIABILITY. No liability shall attach to or be incurred by any manager of the Employer, Trustee or any Administrator under or by reason of the terms, conditions and provisions contained in this Plan, or for the acts or decisions taken or made thereunder or in connection therewith; and as a condition precedent to the establishment of this Plan or the receipt of benefits thereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.

10.8 EXPENSES. All expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employer.

10.8 INSOLVENCY. Should the Employer be considered insolvent (as defined by the Trust), the Employer, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan and the Trustee. Upon receipt of such notice, the Administrator or Trustee shall cease to make any payments to Participants who were Employees of the Employer or their beneficiaries and shall hold any and all assets attributable to the Employer for the benefit of the general creditors of the Employer.

10.9     AMENDMENT AND TERMINATION.

         a) Except as otherwise provided in this section, the Employer shall have the sole authority to modify, amend or terminate this Plan; provided, however, that any modification or termination of this Plan shall not reduce, without the consent of a Participant, a Participant's right to any amounts already credited to his or her Account, or lengthen the time period for a payout from an established Account, on the day before the effective date of such modification or termination. Following such termination, payment of such credited amounts may be made in a single sum payment if the Employer so designates. Any such decision to pay in a single sum shall apply to all Participants.

         b) A Participant shall have a vested right to his or her Account in the event of the termination of the Plan pursuant to section (a), above.

         c) Any funds remaining in the Trust after termination of the Plan and satisfaction of all liabilities to Participants and others, shall be returned to the Employer.

10.10 EMPLOYER DETERMINATIONS. Any determinations, actions or decisions of the Employer (including but not limited to, Plan amendments and Plan termination) shall be made by the Board in accordance with its established procedures or by such other individuals, groups or organizations that have been properly delegated by the Board to make such determination or decision.

10.11 CONSTRUCTION. All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

10.12 GOVERNING LAW. This Plan shall be governed by, construed and administered in accordance with the applicable laws of the Commonwealth of Pennsylvania.

10.13 SEVERABILITY. Should any provision of the Plan or any regulations adopted thereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning of the Plan and, in such case, the appropriate parties shall immediately adopt a new provision or regulation to take the place of the one held illegal or invalid.

10.14 HEADINGS. The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

10.15 TERMS. Capitalized terms shall have meanings as defined herein. Singular nouns hall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

10.16 NOTICE Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or , if delivered is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Retirement Committee shall be directed to the Company's address. Mailed notice to the Participant or Beneficiary shall be directed to the individual's last known address in company's records.

IN WITNESS WHEREOF, General Nutrition, Inc. has caused this instrument to be executed by its duly authorized officer, effective as of this 29th day of March, 2002.

 GENERAL NUTRITION, INCORPORATED            ATTEST

By: /s/ Samuel Bookheimer                   By: /s/ James Sander
    ---------------------------------           --------------------------------

    Samuel Bookheimer                           James Sander
    Benefits Director                           Senior Vice President, Law,
                                                Chief Legal Officer